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                                                                    EXHIBIT 23.4



                       CONSENT OF INDEPENDENT ACCOUNTANTS


We hereby consent to the incorporation by reference in the Registration Statement on Form S-8 of Burlington Northern Santa Fe Corporation of (a) our report dated February 21, 1995, which appears on page 19 of the 1994 Annual Report of Santa Fe Pacific Corporation, which is incorporated by reference in Santa Fe Pacific Corporation's Annual Report on Form 10-K for the year ended December 31, 1994; and (b) our report dated June 23, 1995, included in Exhibit 99(b) of Santa Fe Pacific Corporation's Annual Report on Form 10-K/A relating to The Atchison, Topeka and Santa Fe Railway Company - Brotherhood of Locomotive Engineers 401(K) Retirement Plan.



Price Waterhouse LLP



Kansas City, Missouri
September 22, 1995